                                    EXHIBIT 10.3



                                   MID-STATE BANK
                                 PROFIT SHARING AND
                            SALARY DEFERRAL 401(K) PLAN

                              SUMMARY PLAN DESCRIPTION

                                       IX

STATEMENT OF ERISA RIGHTS

1.  Explanation of Your ERISA Rights . . . . . . . . . . . . . . . . 22


                                      X

                      AMENDMENT AND TERMINATION OF YOUR PLAN

1.   Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

2.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 23


                                       XI

GENERAL INFORMATION ABOUT YOUR PLAN

1.   General Plan Information. . . . . . . . . . . . . . . . . . . . 24

2.   Employer Information. . . . . . . . . . . . . . . . . . . . . . 24

3.   Plan Administrator Information. . . . . . . . . . . . . . . . . 25

4.   Plan Trustee Information. . . . . . . . . . . . . . . . . . . . 25

5.   Service of Legal Process. . . . . . . . . . . . . . . . . . . . 25


                                   MID-STATE BANK
                                 PROFIT SHARING AND
                            SALARY DEFERRAL 401(K) PLAN

                              SUMMARY PLAN DESCRIPTION

                                         I

                             INTRODUCTION TO YOUR PLAN



     Mid-State Bank has amended your Profit Sharing Plan as of January 1, 1995. Mid-State Bank continues to recognize the efforts you have made to its success. This amended Profit Sharing Plan is for the exclusive benefit of eligible employees and their beneficiaries.

     Your Plan is a "salary reduction plan." It is also called a "401(K) Plan." Under this type of plan, you may choose to reduce your compensation and have these amounts contributed to this Plan on your behalf.

     The purpose of this Plan is to reward eligible employees for long and loyal service by providing them with retirement benefits.

     Between now and your retirement, your Employer intends to make contributions for you and other eligible employees. When you retire, you will be eligible to receive the value of the amounts which have accumulated in your account.

     Your Employer has the right to submit this Plan to the Internal Revenue Service for approval. The Internal Revenue Service for approval. The Internal Revenue Service will issue a "determination letter" to your Employer approving this Plan as a "qualified" retirement plan, if this Plan meets specific legal requirements.

     Other participating Employers have adopted the provisions of this Plan. (See the Section in this Summary entitled "Employer Information.")

     This Summary Plan Description is a brief description of your Plan and your rights, obligations, and benefits under that Plan. Some of the statements made in this Summary Plan Description are dependent upon this Plan being "qualified" under the provisions of the Internal Revenue Code. This Summary Plan Description is not meant to interpret, extend, or change the provisions of your Plan in any way. The provisions of your Plan may only be determined accurately by reading the actual Plan document.

     A copy of your Plan is on file at your Employer's office and may be read by you, your beneficiaries, or your legal representatives at any reasonable time. If you have any questions regarding either your Plan or this Summary Plan Description and the actual provisions of the Plan, the Plan will govern.

                                    II

                        PARTICIPATION IN YOUR PLAN

     Before you become a member or a "participant" in the Plan, there are certain eligibility and participation rules which you must meet. These rules are explained in this section.

1.   ELIGIBILITY REQUIREMENTS

     You will be eligible to participate in the Plan if you have completed six
(6) months of service.

     You will have completed six (6) months of service if you are in the employ of your Employer six (6) months after your employment commencement date.

2.   PARTICIPATION REQUIREMENTS

     Once you have satisfied your Plan's eligibility requirements, your next step will be to actually become a member or a "participant" in the Plan. You will become a participant on a specified day of the Plan Year. This day is called the Effective Date of Participation.

     You will become a participant on the earlier of the January 1st, April 1st, July 1st or October 1st coinciding with or next following the date you satisfy your Plan's eligibility requirements.

3.   EXCLUDED EMPLOYEES

     There are certain employees of Mid-State Bank who will not be eligible to participate in your Plan. Those employees are:

          (a) employees whose employment is governed by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, unless such agreement expressly provides for participation in this Plan.

                                         III

                              CONTRIBUTIONS TO YOUR PLAN

1.   EMPLOYER CONTRIBUTIONS TO THE PLAN

     Each year, your Employer will contribute to your Plan the following amounts:

          (a) The total amount of the salary reduction you elected to defer. (See the Section in this Article entitled "Participant Salary Reduction Election.")

          (b) A discretionary matching contribution equal to a percentage of the amount of the salary reduction you elected to defer, which percentage will be determined each year by the Employer.

     In applying this matching percentage, however, only salary reductions up to 6% of your compensation will be considered.

     You must be actively employed on the last day of the Plan Year in order to share in the matching contribution for the year.

          (c) On behalf of each non-highly compensation participant, a special discretionary contribution equal to a percentage of your compensation, which percentage will be determined each year by the Employer.

     You must be actively employed on the last day of the Plan Year to share in this special contribution for the year.

          (d) A discretionary amount in addition to the special contribution, which amount will be determined each year by your Employer.

     You must be actively employed on the last day of the Plan Year in order to share in the contribution.

     In determining your eligibility to share in contributions for the year, there are special rules which apply if your employment terminates due to your Retirement (Normal or Late), Total and Permanent Disability or death.

     In such cases, you will be eligible to share in the contributions made by your Employer in accordance with the following:

     If the reason your employment terminated is due to your retirement (Normal or Late), total and permanent disability or death, then you will be eligible to share in the contribution for the year without regard to whether you satisfied the requirements explained above.

2.   PARTICIPANT SALARY REDUCTION ELECTION

     As a participant, you may elect to defer up to 10% of your compensation each year instead of receiving that amount in cash. However, your total deferrals in any taxable year may not exceed a dollar limit which is set by law. The limit for 1995 is $9,240. This limit will be increased in future years for cost of living changes.

     The amount you elect to defer will be deducted from your pay in accordance with a procedure established by your Employer and Administrator. The procedure will require that you enter into a written salary reduction agreement after you satisfy the Plan's eligibility requirements. You will be permitted to modify your election during the Plan Year. You are also permitted to revoke your election any time during the Plan Year.

     The amount you elect to defer, and any earnings on that amount, will not be subject to income tax until it is actually distributed to you. This money will, however, be subject to Social Security taxes at all times.

     You should also be aware that the annual dollar limit is an aggregate limit which applies to all deferrals you may make under this plan or other cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions or other 401(k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed from the Plan.

     You must decide which plan or arrangement you would like to have return the excess. If you decide that the excess should be distributed from this Plan, you should communicate this in writing to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. If the entire dollar limit is exceeded in this Plan or any other plan maintained by the Employer, you will be deemed to have notified the Administrator of the excess. The Administrator will then return the excess deferral and any earnings to you by April 15th.

     In the event you receive a hardship distribution from your deferrals to any other plan maintained by your Employer, you will not be allowed to make additional salary reductions for a period of twelve (12) months after you receive the distribution. Furthermore, the dollar limitation set by law with respect to your taxable year following the year in which you received the distribution, will be reduced by your salary reductions, if any, for the taxable year of the distribution.

     You will always be 100% vested in the amount you deferred. This means that you will always be entitled to all of the deferred amount. This money will, however, be affected by any investment gains or losses. If the Trustee invested this money and there was a gain, the balance in your account would increase. Of course, if there was a loss, the balance in your account would decrease. Your interest in this account cannot be forfeited for any reason.

     Distributions from your deferred account are not permitted EXCEPT in the event of:

          (a)  death;
          (b)  disability; or
          (c)  termination of employment.

     In addition, if you are a highly compensated employee (generally owners, officers or individuals receiving wages in excess of certain amounts established by law), a distribution from your deferred account of certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

3.   YOUR SHARE OF EMPLOYER CONTRIBUTIONS

     Your Employer will allocate the amount you elect to defer to an account maintained by the Trustee on your behalf.

     If you are eligible, your Employer will also allocate the matching contribution and the special contribution made to the Plan on your behalf. (See the Section in this Article entitled "Employer Contributions to the Plan.")

                          SUMMARY OF MATERIAL MODIFICATION

                         MID-STATE BANK PROFIT SHARING AND
                            SALARY DEFERRAL 401(k) PLAN

        Mid-State Bank EIN:                           95-2135438
        1026 Grand Avenue                             Plan Number: 001
        Arroyo Grande, CA 93421-0580



The following changes have been made to the Mid-State Bank Profit Sharing and Salary Deferral 401(k) Plan Summary Plan Description:

ARTICLE III, SECTION 2, FIRST PARAGRAPH, FIRST SENTENCE HAS BEEN CHANGED

          From: "As a Participant, you may elect to defer up to 10% of your compensation each year instead of receiving that amount in cash."

          To: "As a Participant, you may elect to defer up to 15% of your compensation each year instead of receiving that amount in cash."





       THIS SUMMARY OF MATERIAL MODIFICATION IS EFFECTIVE AS OF JULY 1, 1998.

     Your Employer's discretionary contribution will be "allocated" or divided among participants eligible to share in the contribution for the Plan Year. Your share of the contribution will depend upon how much compensation you received during the year and the compensation received by other eligible participants.

     Your share of your Employer's discretionary contribution is determined by the following fraction:



            Employer's                                 Your Compensation
    Discretionary Contribution           X          -----------------------
                                                      Total Compensation of
                                                    All Participants Eligible
                                                            to Share

     For example: Suppose the Employer's Discretionary Contribution for the Plan Year is $20,000. Employee A's compensation for the Plan Year is $25,000. The total compensation of all participants eligible to share, including Employee A, is $250,000. Employee A's share will be:

                                      $25,000

                           $20,000 X __________ or $2,000

                                      $250,000

     In addition to the Employer's contributions made to your account, your account will be credited daily with a share of the investment earnings or losses of the trust fund.

     You should also be aware that the law imposes certain limits on how much money may be allocated to your account for a year. These limits are extremely complex but generally no more than the lesser of $30,000 or 25% of your compensation may be allocated to you (excluding earnings or losses) in any year. The Administrator will inform you if these limits have affected you.

4.   COMPENSATION

     For the purposes of your Plan, compensation has a special meaning. Compensation is defined as your total compensation during a Plan Year that is subject to income tax and is reflected on your W-2 Form, but

          -- including your salary reduction contributions to any plan or arrangement maintained by your Employer.

     Your compensation will be recognized for benefit purposes from your date of entry into the Plan.

     For Plan Years beginning in 1994, the Plan, by law, cannot recognize compensation in excess of $150,000. This amount will be adjusted in future years for cost of living increases. It will also be applied to certain highly compensated employees and their family members as if they were a single participant. If you or a member of your family may be affected by this rule, ask your Administrator for further details. For any short Plan Year, the adjusted $150,000 limit will be prorated based upon the number of full months in the short Plan Year.

5.   FORFEITURES

     Forfeitures are created when participants terminate employment before becoming entitled to their full benefits under the Plan. Your account may grow from the forfeitures of other participants. Forfeitures will be "allocated" or divided among participants eligible to share for a Plan Year. However, a portion of forfeited amounts will be used to reduce your Employer's contributions to the Plan.

6.   YOUR VOLUNTARY CONTRIBUTIONS TO THE PLAN

     Previously under the Plan, you were permitted to make after-tax voluntary contributions to the Plan. However, the Plan has been amended, and you are no longer permitted to make such contributions to your Plan. Your previously established account will still be maintained under the Plan.

     You will always be "100% vested" in your voluntary contributions. This means that you will always be entitled to all of your voluntary contributions. Your voluntary contributions will, however, be affected by any investment gains or losses. If the Trustee invested this money and there was a gain, the balance in your account would increase. Of course, if there were a loss from an investment, the balance in your account would decrease.

     Your voluntary contributions may be invested by the Trustee in segregated, interest-bearing accounts or as part of the general trust fund.

     You may withdraw the balance of your voluntary contributions and any gains from your voluntary contribution account. You will only be taxed on investment income and gains when you withdraw them from your account.

     When you retire or otherwise become eligible for Plan benefits, the value of your voluntary contribution account will be used to provide additional benefits for you or your beneficiaries.

7.   YOUR QUALIFIED VOLUNTARY EMPLOYEE CONTRIBUTIONS ("QVECS")

     Prior to the enactment of the Tax Reform Act of 1986, you were permitted to make qualified voluntary employee contributions (or "QVECs") to your Plan.
These contributions were made on a tax-deductible basis. However, for taxable years beginning after December 31, 1986, these QVEC contributions are no longer permitted. Your Plan will continue to maintain a QVEC account in your name representing contributions attributable to tax years before January 1, 1987. QVECs held by your Plan will be subject to the rules outlined in this section.

     Your "QVEC" contributions may be invested by the Trustee in segregated, interest bearing accounts or as part of the general trust fund.

     You will always be 100% vested in your "QVEC" account. This means that you will always be entitled to all of your "QVEC" contributions. Qualified voluntary employee contributions will, however, be affected by any investment gains or losses. If the Trustee invested this money and there was a gain, the balance in your account would increase. Of course, if there were a loss from an investment, the balance in your account would decrease.

     Upon written request to the Administrator, you may make withdrawals of your qualified voluntary employee contributions and any gains from your "QVEC" account. If you make any withdrawals before you reach age 59 1/2, you will be charged a penalty tax of 10% on the amount withdrawn in addition to the income tax you would ordinarily pay. There would be no penalty tax, however, if you made this withdrawal because of your disability, as that term is defined under your Plan.

     When you retire or otherwise become eligible for Plan benefits, the value of your "QVEC" account will be used to provide additional benefits for you or your beneficiaries.

8.   TRANSFERS FROM QUALIFIED PLANS (ROLLOVERS)

     At the discretion of the Administrator, you may be permitted to deposit into your Plan Distributions you have received from other plans. Such a deposit is called a "rollover" and may result in tax savings to you. You should consult qualified counsel to determine if a rollover is in your best interest.

     Your rollover will be placed in a separate account called a "participant's rollover account." The Administrator may establish rules for investment.

     You will always be 100% vested in your "rollover account." This means that you will always be entitled to all of your rollover contributions. Rollover contributions will be affected by any investment gains or losses. If the Trustee invested this money and there was a gain, the balance in your account would increase. Of course, if there were a loss from an investment, the balance in your account would decrease.

9.   DIRECTED INVESTMENTS

   The Administrator may establish rules for investment of your account balance. If the Administrator approves, you may direct the Trustee as to the investment of your account balance.

                                         IV

                              BENEFITS UNDER YOUR PLAN

1.   DISTRIBUTION OF BENEFITS UPON NORMAL RETIREMENT

     Your Normal Retirement Date is the Birthdate coinciding with your Normal Retirement Age.

     You will attain your Normal Retirement Age when you reach your 65th birthday.

     At your Normal Retirement Age, you will be entitled to 100% of your account balance. Payment of your benefits will, at your election, begin as soon as practicable following your actual retirement but not prior to your Normal Retirement Date.

2.   DISTRIBUTION OF BENEFITS UPON LATE RETIREMENT

     You may remain employed past your Plan's Normal Retirement Date and retire instead on your Late Retirement Date. Your Late Retirement Date is the Anniversary Date coinciding with or next following the date you choose to retire, after first having reached your Normal Retirement Date. On your Late Retirement Date, you will be entitled to 100% of your Account. Actual benefit payments will begin as soon as practicable following your Late Retirement Date.

3.   DISTRIBUTION OF BENEFITS UPON DEATH

     Your beneficiary will be entitled to 100% of your account balance upon your death.

     If you are married at the time of your death, your spouse will be the beneficiary of the death benefit, unless you otherwise elect in writing on a form to be furnished to you by the Administrator. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE, HOWEVER, YOUR SPOUSE MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE DEATH BENEFIT. YOUR SPOUSE'S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE AND ACKNOWLEDGE THE SPECIFIC NONSPOUSE BENEFICIARY.

     If, however,

          (a) your spouse has validly waived any right to the death benefit in the manner outlined above,

          (b)  your spouse cannot be located; or

          (c)  you are not married at the time of your death,

then your death benefit will be paid to the beneficiary of your own choosing in installments or as a single lump sum, as you or your beneficiary may elect. You may designate the beneficiary on a form to be supplied to you by the Administrator. If you change your designation, your spouse must again consent to the change.

     Regardless of the method of distribution selected, your entire death benefit must generally be paid to your beneficiaries within five years after your death (the "5-year rule"). However, if your designated beneficiary is a person (instead of your estate or most trusts), then you or your beneficiary may elect to have minimum distributions begin within one year of your death and it may be paid over the designated beneficiary's life expectancy (the "1-year rule"). If your spouse is the beneficiary, then under the "1-year rule", the start of payments may be delayed until the year in which you would have attained age 70 1/2. The election to have death benefits distributed under the "1-year rule" instead of the "5-year rule' must be made no later than the time at which minimum distributions must commence under the "1-year rule" (or, in the case of a surviving spouse, the "5-year rule," if earlier).

     Since your spouse has certain rights in the death benefit, you should immediately report any change in your marital status to the Administrator.

4.   DISTRIBUTION OF BENEFITS UPON DISABILITY

     Under your Plan, disability is defined as a physical or mental condition resulting from bodily injury, disease, or mental disorder which renders you incapable of continuing any gainful occupation with your Employer. This condition must constitute total disability under the federal Social Security Acts.

     If you become disabled while a participant, you will be entitled to 100% of your account balance. Payment of your disability benefits will be made to you as if you had retired. (See the Section in this Article entitled "Benefit Payment Options.")

5.   DISTRIBUTION OF BENEFITS UPON TERMINATION OF EMPLOYMENT

     Your Plan is designed to encourage you to stay with your Employer until retirement. Payment of your account balance under your Plan is only available upon your death, disability or retirement.

     If your employment terminates for reasons other than those listed above, you will be entitled to receive only your "vested percentage" of your account balance and the remainder of your account will be forfeited. Only contributions made by your Employer are subject to forfeiture. (See the Section in this Article entitled "Vesting in Your Plan.")

     If you so elect, the Administrator will direct the Trustee to distribute your vested benefit to you before the date it would normally be distributed (upon your death, disability or retirement). If your vested benefit under the plan at the time of any prior distribution exceeded $3, 500 or currently exceeds $3, 500, you must give written consent before the distribution may be made. Amounts of $3,500 or less will be distributed without the need for consent.

6.   VESTING IN YOUR PLAN

     Your "vested percentage" in your account is determined under the following schedule and is based on vesting Years of Service. You will always, however, be 100% vested upon your Normal Retirement Age. (See the Section in this Article entitled "Distribution of Benefits Upon Normal Retirement.")

                         VESTING SCHEDULE

              Years of Service          Percentage
               Less than 3                  0%
                    3                      20%
                    4                      40%
                    5                      60%
                    6                      80%
                    7                     100%

     Regardless of this vesting schedule, you are always 100% vested in your salary reduction amounts contributed to the Plan.

     Additionally, you are 100% vested in your Employer's special contributions made to the Plan. However, matching contributions attributable to salary reduction amounts which are returned to you for any reason will be forfeited.

     Your vested percentage will not be less than your vested percentage under the Plan before this amendment and restatement.

     Your vested benefit will normally be distributed to you or your beneficiary upon your death, disability or retirement. If you terminate employment before any of these events, however, your unpaid vested benefit may be segregated in a special account.

7.   BENEFIT PAYMENT OPTIONS

     The Administrator, in accordance with your election, will direct the Trustee to pay your benefits to you under one or more of the following options:

         (a) a single lump-sum payment in cash;

         (b) equal installments over a period of not more than your assumed life expectancy (or your assumed life expectancy (or your and your beneficiary's assumed life expectancies) determined at the time of distribution.

     GENERALLY, WHENEVER A DISTRIBUTION IS TO BE MADE TO YOU ON OR AS OF AN ANNIVERSARY DATE, IT MAY BE MADE ON SUCH DATE OR AS SOON

THEREAFTER AS IS PRACTICABLE. HOWEVER, UNLESS YOU ELECT IN WRITING TO DEFER THE RECEIPT OF BENEFITS, NO DISTRIBUTION MAY BEGIN LATER THAN THE 60TH DAY AFTER THE CLOSE OF THE PLAN YEAR IN WHICH THE LATEST OF THE FOLLOWING EVENTS
OCCURS:

         (a) the date on which you reach the age of 65 or your Normal Retirement Age;

         (b) the 10th anniversary of the year in which you became a participant in the Plan;

         (c) the date you terminated employment with your Employer.

         Regardless of whether you elect to delay the receipt of benefits, there are other rules which generally require minimum payments to begin no later than the April 1st following the year in which you reach age 70 1/2. You should see the Administrator if you feel you may be affected by this rule.

8.   PRE-RETIREMENT DISTRIBUTION OF BENEFITS

     You are entitled to receive pre-retirement distributions from your Voluntary Contribution and Rollover Accounts. However, any distributions will reduce the value of the benefits you will receive at normal retirement. These distributions are made at your election.

     Also, the law restricts any pre-retirement distribution from certain accounts which are maintained for you under the Plan. These accounts are generally the ones set up to receive your salary reduction contributions and other Employer contributions which are used to satisfy special rules for 401(K) plans. Ask your Administrator if you need more details.

9.   TREATMENT OF DISTRIBUTIONS FROM YOUR PLAN

     Whenever you receive a distribution from your Plan, it will normally be subject to income taxes. You may, however, reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

         (a) The rollover of all or a portion of the distribution to an Individual Retirement (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances all or a portion of a distribution may not qualify for this rollover treatment. In addition, most distributions will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to rollover all or a portion of your distribution amount, the direct transfer option described in paragraph (b) below would be the better choice.

         (b) You may request for most distributions that a direct transfer of all or a portion of your distribution amount be made to either an Individual Retirement Account (IRA) or another qualified employer plan willing to accept the transfer. A direct transfer will result in no tax being due until you withdraw funds from the IRA or other qualified employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes.

         (c) The election of favorable income tax treatment under "10-year forward averaging," "5-year forward averaging" or, if you qualify, "capital gains" method of taxation.

     WHENEVER YOU RECEIVE A DISTRIBUTION, THE ADMINISTRATOR WILL DELIVER TO YOU A MORE DETAILED EXPLANATION OF THESE OPTIONS. HOWEVER THE RULES WHICH DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX TREATMENT ARE VERY COMPLEX. YOU SHOULD CONSULT WITH QUALIFIED TAX COUNSEL BEFORE MAKING A CHOICE.

10.  DOMESTIC RELATIONS ORDER

     As a general rule, your interest in your account, including your "vested interest," may not be alienated. This means that your interest may not be sold, used as collateral for a loan, given away or otherwise transferred. In addition, your creditors may not attach, garnish or otherwise interfere with your account.

     There is an exception, however, to this general rule. The Administrator may be required by law to recognize obligations you incur as a result of court ordered child support or alimony payments. The Administrator must honor a "qualified domestic relations order." A "qualified domestic relations order" is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, child or other dependent. If a qualified domestic relations order is received by the Administrator, all or a portion of your benefits may be used to satisfy the obligation. The Administrator will determine the validity of any domestic relations order received.

11.  PENSION BENEFIT GUARANTY CORPORATION

     Benefits provided by your Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under the Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to your Plan.

                                         V

                               YEAR OF SERVICE RULES

1.   YEAR OF SERVICE AND HOUR OF SERVICE

     You will have completed a Year of Service for vesting purposes if you are credited with 12 consecutive Months of Service during a Plan Year, even if you were not employed on the first or last day of the Plan Year.

     An "Hour" of Service" has a special meaning for Plan purposes. You will be credited with an Hour of Service for:


         (a) each hour for which you are directly or indirectly compensated by your Employer for the performance of duties during the Plan Year;

         (b) each hour for which you are directly or indirectly compensated by your Employer for reasons other than performance of duties (such as vacation, holidays, sickness, disability, lay-off, military duty, jury duty or leave of absence during the Plan Year); and

         (c) each hour for back pay awarded or agreed to by your Employer

         You will not be credited for the same Hours of Service both under (a) or (b), as the case may be and under (c).

2.   1-YEAR BREAK IN SERVICE

     A 1-Year Break in Service shall occur on the first day of the month following a period of 12 consecutive months during which you are not credited with an Hour of Service. (See the Article and Section in this Summary entitled "BENEFITS UNDER YOUR PLAN: Vesting in Your Plan.")

     A 1-Year Break in Service does NOT occur, however, in the computation period in which you enter or leave the Plan for reasons of:

         (a) an authorized leave of absence;

         (b) certain maternity or paternity absences.

     The Administrator will be required to credit you with Hours of Service for a maternity or paternity absence. These are absences taken on account of pregnancy, birth, or adoption of your child. These Hours of Service shall be credited solely to avoid your incurring a 1-Year Break in Service. The Administrator may require you to furnish proof that your absence qualifies as a maternity or paternity absence.

                                         VI

                           YOUR PLAN'S "TOP HEAVY RULES"

1.   EXPLANATION OF "TOP HEAVY RULES"

     A 401(K) Profit Sharing Plan that primarily benefits "key employees" is called a "top heavy plan." Key employees are certain owners or officers of your Employer. A Plan is a "top heavy plan" when more than 60% of the contributions or benefits have been allocated to the key employees.

     Each year, the Administrator is responsible for determining whether your plan is a "top heavy plan."

     If your Plan becomes top heavy in any Plan Year, then non-key employees will be entitled to certain "top heavy minimum benefits," and other special rules will apply. Among these top heavy rules are the following:

         (a) Your Employer may be required to make a contribution equal to 35 of your compensation to your account;

         (b) Instead of the vesting schedule outlined in the Article and Section in this Summary entitled "BENEFITS UNDER YOUR PLAN": Vesting in Your Plan," your nonforfeitable right to benefits or contributions derived from Employer contributions will be determined according to the following schedule:

                         VESTING SCHEDULE

              Years of Service          Percentage
               Less than 2                  0%
                    2                      20%
                    3                      40%
                    4                      60%
                    5                      80%
                    6                     100%

         (c) If you are a participant in more than one Plan, you may not be entitled to minimum benefits under both Plans.

                                        VII

                                       LOANS

     You may apply to the Administrator for a loan from the Plan. Your application must be in writing on forms which the Administrator will provide to you. The Administrator may also request that you provide additional information, such as financial statements, tax returns and credit reports.
After considering your application, the Administrator may, in its discretion, determine that you qualify for the loan. The Administrator will inform the Trustee that you qualify. The Trustee may then review the Administrator's determination and make a loan to you if it is a prudent investment for the Plan.

LOAN REQUIREMENTS

     There are various rules and requirements that apply for any loan. These rules are outlined in this section. In addition, your Employer has established a written loan program which explains these requirements in more detail. You can request a copy of the loan program from the Administrator. Generally, the rules for loans include the following:

          (a) Loans must be made available to all participants and their beneficiaries on a uniform and non-discriminatory basis.

          (b) All loans must be adequately secured. You may use up to one-half (1/2) of your vested account balance under the Plan as security for the loan. If more security is required, your principal residence may be used, if permitted by State law. The Plan may also require that repayments on the loan obligation be by payroll deduction.

          (c) All loans must bear a reasonable rate of interest. The interest rate must be one a bank or other professional lender would charge for making a loan in a similar circumstance.

          (d) All loans must have a definite repayment period which provides for payments to be made not less frequently than quarterly, and for the loan to be amortized on a level basis over a reasonable period time, not to exceed five (5) years. However, if you use the loan to acquire your principal residence, you may repay the loan over a reasonable period of time that may be longer than five (5) years.

          (e) All loans will be considered a directed investment from your account under the Plan. All payments of principal and interest by you on a loan shall be credited to your account.

          (f) The amount of the Plan may loan to you is limited by rules under the Internal Revenue Code. All loans, when added to the outstanding balance of all other loans from the Plan, will be limited to the lesser of:

          (1) $50,000 reduced by the excess, if any, of your highest outstanding balance of loans from the Plan during the one-year period prior to the date of the loan over your current outstanding balance of loans; or

          (2) 1/2 of your vested account balance.

          The $50,000 limit stated in (1) above will not be reduced for loans made on or before DECEMBER 31, 1986.

          Also, no loan will be made if two prior loans are currently outstanding.

          (g) If you fail to make payments when they are due under the loan, you will be considered to be "in default." The trustee would then have authority to take all reasonable actions to collect the balance owing on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan, and could result in taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

                                        VIII

                      CLAIMS BY PARTICIPANTS AND BENEFICIARIES

     Benefits will be paid to participants and their beneficiaries without the necessity of formal claims. You or your beneficiaries, however, may make a request for any Plan benefits to which you may be entitled. Any such request must be made in writing, and it should be made to the Administrator. (See the Article in this Summary entitled "GENERAL INFORMATION ABOUT YOUR PLAN.")

     Your request for Plan benefits shall be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Administrator will furnish you with a written notice of this denial. This written notice must be provided to you within a reasonable period of time (generally 90 days) after the receipt of your claim by the Administrator. The written notice must contain the following information:

          (a) the specific reason or reasons for the denial;

          (b) specific reference to those Plan provisions on which the denial is based;

          (c) a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and

          (d) appropriate information as to the steps to be taken if you or your beneficiary wishes to submit your claim for review.

     If notice of the denial of a claim is not furnished to you in accordance with the above within a reasonable period of time, your claim will be deemed denied. You will then be permitted to proceed to the review stage described in the following paragraphs.

     If your claim has been denied, and you wish to submit your claim for review, you must follow the Claims Review Procedure.

1.   THE CLAIMS REVIEW PROCEDURE

          (a) Upon the denial of your claim for benefits, you may file your claim for review, in writing, with the Administrator.

          (b) YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF YOUR CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF YOUR CLAIM.

          (c) You may review all pertinent document relating to the denial of your claim and submit any issues and comments, in writing, to the Administrator.

          (d) Your claim for review must be given a full and fair review. If your claim is denied, the Administrator must provide you with written notice of this denial within 60 days after the Administrator's receipt of your written claim for review. There may be times when this 60 day period may be extended. This extension may only be made, however, where there are special circumstances which are communicated to you in writing within the 60 day period. If there is an extension, a decision shall be made as soon as possible, but not later than 120 days after receipt by the Administrator of your claim for review.

          (e) The Administrator's decision on your claim for review will be communicated to you in writing and will include specific references to the pertinent Plan provisions on which the decision was based.

          (f) If the Administrator's decision on review is not furnished to you within the time limitations described above, your claim will be deemed denied on review.

          (g) If benefits are provided or administered by an insurance company, insurance service, or other similar organization which is subject to regulation under the insurance laws, the claims procedure relating to these benefits may provide for review. If so, that company, service, or organization will be the entity to which claims are addressed. If you have any questions regarding the proper person or entity to address claims, you should ask the Administrator.

                                         IX

                                STATEMENT OF RIGHTS

1.   EXPLANATION OF YOUR ERISA RIGHTS

          As a participant in this Plan you are entitle to certain rights and protections under the Employee Retirement Income Security Act of 1974, also called ERISA. ERISA provides that all Plan participants are entitled to:

          (a)  examine, without charge, all Plan documents, including:

          (1)  insurance contracts;

          (2)  collective bargaining agreements, and

          (3) copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

This examination may take place at the Administrator's Office and at other specified employment locations of the Employer. (See the Article in this Summary entitled "GENERAL INFORMATION ABOUT YOUR PLAN");

          (b) obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies;

          (c) receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report;

          (d) obtain a statement telling you whether you have a right to receive a retirement benefit at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will tell you how many years you have to work to get a right to a retirement benefit. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE
          THAN ONCE A YEAR.  The Plan must provide the statement free of charge.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

     If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. you have the right to have the Administrator review and reconsider your claim. (See the Article in this Summary entitled "CLAIMS BY PARTICIPANTS AND BENEFICIARIES.")

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $100.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

     If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

     If the Plan's fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

     If you have any questions about this statement, or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

                                         X

                       AMENDMENT AND TERMINATION OF YOUR LOAN

1.   AMENDMENT

     Your Employer has the right to amend your Plan at any time. Any such amendment shall be adopted by formal action of the Employer's board of directors and executed by an officer authorized to act on behalf of the Employer. In no event, however, will any amendment:

          (a) authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries; or

          (b)  cause any reduction in the amount credited to your account.

2.   TERMINATION

     Your Employer has the right terminate the Plan at any time. Upon termination, all amounts credited to your accounts will become 100% vested.
A complete discontinuance of contributions by your Employer will constitute a termination.

                                         XI

                        GENERAL INFORMATION ABOUT YOUR PLAN

     There is certain general information which you may need to know about your Plan. This information has been summarized for you in this section.

1.   GENERAL PLAN INFORMATION

     Mid-State Bank Profit Sharing and Salary Deferral 401(K) Plan is the name of your Plan.

     California Bankers Association Profit Sharing and Salary Deferral 401(K) Plan was the original Plan name.

     Your Employer has assigned Plan Number 001 to your Plan.

     The amended and restated provisions of your plan become effective on January 1, 1995

     Your Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January 1st and ends on December 31st.

     Certain valuations and distributions are made on the Anniversary Date of your Plan. This date is December 31.

     The contributions made to your Plan will be held and invested by the Trustee of your Plan.

     Your Plan will be governed by the laws of the State of California.

2.   EMPLOYER INFORMATION

     Your Employer's name, address and identification number are:

     Mid-State Bank
     1026 Grand Avenue
     Arroyo Grande, California  93421-0580
     (95-2135438)

     Your Plan allows other employers to adopt its provisions. You or your beneficiaries may examine or obtain a complete list of employers, if any, who have adopted your Plan by making a written request to the Administrator.

     Another Employer who has adopted the provisions of the Plan is:

     Mid-Coast Land Company
     1026 Grand Avenue
     Arroyo Grande, California  03421-0580

3.   PLAN ADMINISTRATOR INFORMATION

     The name, address and business telephone number of your Plan's Administrator are:

     Mid-State Bank
     1026 Grand Avenue
     Arroyo Grande, California  93421-0580
     (805) 473-7700

     Your Plan's Administrator keeps the records for the Plan and is responsible for the administration of the Plan. The Administrator has discretionary authority to construe the terms of the Plan and make determinations on questions which may affect your eligibility for benefits. Your Plan's Administrator will also answer any questions you may have about your Plan.

4.   PLAN TRUSTEE INFORMATION

     The name of your Plan's Trustee is:

     Franklin Templeton Trust Company

     The principal place of business of your Plan's Trustee is:

     777 Mariners Island Blvd.
     San Mateo, California  94403-7777


     Your Plan's Trustee has been designated to hold and invest Plan assets for the benefit of you and other Plan participants. The trust fund established by the Plan's Trustee will be the funding medium used for the accumulation of assets from which benefits will be distributed.

5.   SERVICE OF LEGAL PROCESS

     The name and address of your Plan's agent for service of legal process are:

     Mid-State Bank
     1026 Grand Avenue
     Arroyo Grande, California  93421-0580

     Service of legal process may also be made upon the Trustee or Administrator.